Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Voya Mutual Funds and to the use of our report dated December 22, 2016 on the financial statements and financial highlights of CBRE Global Infrastructure Fund and CBRE Long/Short Fund, each a series of The Advisors’ Inner Circle Fund. Such financial statements and financial highlights appear in the October 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Prospectus and Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 13, 2017